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                                                                   EXHIBIT 21.1




             LIST OF SUBSIDIARIES OF ABR INFORMATION SERVICES, INC.


 1.  ABR Properties, Inc. (a Florida Corporation)

 2.  ABR Benefits Services, Inc. (a Florida Corporation)

 3.  Charing Company, Inc. (a Wisconsin Corporation)

 4.  Matthews, Malone & Associates, Ltd. (an Arizona Corporation)

 5.  Business Computer Services, Inc. (dba PayAmerica) (a Virginia Corporation)

 6.  MidAtlantic 401(K) Services, Inc. (a Virginia Corporation)

 7.  Chowning, Ltd. (a Wisconsin Corporation)

 8. The Barrington Group, Ltd. (a Wisconsin Corporation) (wholly owned by Chowning, Ltd.)

 9.  Western Pension Service Corporation (a California Corporation)

10.  BMC Consultants, Inc. (a Colorado Corporation)